                                                          EXHIBIT 23(D)(I)(2)(D)


                   AMENDED AND RESTATED SUBADVISORY AGREEMENT

         Amended and Restated Agreement made as of December 7, 2007, (the "Agreement") between New York Life Investment Management LLC, a Delaware limited liability company (the "Manager"), and MacKay Shields LLC, a Delaware limited liability company (the "Subadviser").

         WHEREAS, Eclipse Funds Inc. (the "Company") is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Manager has entered into Management Agreements, dated June 18, 2007, as amended, and November 21, 1997, as amended (the "Management Agreements") with the Company, on behalf of certain of its series (each a "Fund" and together, the "Funds"), each a series of the Company, set forth in Schedule A to this Agreement; and

         WHEREAS, under the Management Agreements, the Manager has agreed to provide all aspects of investment advisory and related administrative services to each Fund; and

         WHEREAS, the Management Agreements permit the Manager to delegate certain of its investment advisory duties under the Management Agreements to a subadviser; and

         WHEREAS, the Manager desires to retain the Subadviser to furnish certain investment advisory services with respect to each Fund and the Subadviser is willing to furnish such services; and

         WHEREAS, the Manager and the Subadviser have entered into a Subadvisory Agreement dated November 21, 1997, as amended, and January 2, 2001, as amended, relating to the performance of services for various series of the Company and wish to amend and restate their agreements.


         NOW, THEREFORE, the parties agree as follows:

I. Appointment. The Manager hereby appoints the Subadviser as an investment subadviser with respect to each Fund for the period and on the terms set forth in this Agreement. The Subadviser accepts that appointment and agrees to render the services herein set forth, for the compensation herein provided.

II. Duties as Subadviser. Subject to the supervision of the Board of Directors of the

         Company and the Manager, the Subadviser shall manage the investment operations of each Fund and the composition of the portfolio of each Fund, including the purchase, retention and disposition thereof, in accordance with the investment objectives, policies and restrictions of each Fund, as specified in the currently effective Prospectus (as hereinafter defined) and subject to the following understandings:

         A. The Subadviser shall provide supervision of each Fund's investments and determine from time to time what investments or securities will be purchased, retained, sold or lent by each Fund, and what portion of each Fund's assets will be invested or held uninvested as cash.

         B. The Subadviser shall use its best judgment in the performance of its duties under this Agreement.

         C. The Subadviser, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Articles of Incorporation, By-Laws and Prospectus (each as hereinafter defined) of the Company and with the instructions and directions of the Board of Directors and the Manager and will conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations.

         D. The Subadviser shall determine the securities to be purchased or sold by each Fund and will place orders pursuant to its determination with or through such persons, brokers or dealers (including NYLIFE Securities LLC) in conformity with the policy with respect to brokerage as set forth in the Company's Registration Statement and Prospectus (each as hereinafter defined) or as the Board of Directors may direct from time to time. It is recognized that, in providing a Fund with investment supervision or the placing of orders for portfolio transactions, the Subadviser will give primary consideration to securing the most favorable price and efficient execution. Consistent with this policy, the Subadviser may consider the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which other clients of the Subadviser may be a party. It is understood that none of the Funds, the Company, the Manager nor the Subadviser has adopted a formula for allocation of the Funds' investment transaction business. It is also understood that it is desirable for each Fund that the Subadviser have access to supplemental investment and market research and security and economic analyses provided by certain brokers who may execute brokerage transactions at a higher cost to a Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Subadviser is authorized to place orders for the purchase and sale of securities for each Fund with such certain brokers, subject to review by the Company's Board of Directors from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Subadviser in connection with its services to other clients. On occasions when the Subadviser deems the purchase or sale of a security to be in the best interest of a Fund as well as other clients, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution.

                  In such event, allocation of the securities so purchased or sold, as well as expenses incurred in the transaction, will be made by the Subadviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

         E. The Subadviser shall maintain all books and records with respect to each Fund's securities transactions required by sub-paragraphs (b)(5), (6), (9) and (10) and paragraph (f) of Rule 31a-1 under the 1940 Act and any other books and records required to be maintained by it under the 1940 Act and the Rules thereunder and shall render to the Manager and to the Company's Directors such periodic and special reports as the Manager or the Directors may reasonably request.

         F. The Subadviser shall provide each Fund's Custodian on each business day with information relating to the execution of all portfolio transactions pursuant to standing instructions.

III. Subadviser Personnel. The Subadviser shall authorize and permit any of its directors, officers and employees who may be elected or appointed as Directors or officers of the Company to serve in the capacities in which they are elected or appointed. Services to be furnished by the Subadviser under this Agreement may be furnished through the medium of any of such directors, officers, or employees.

IV. Books and Records. The Subadviser shall keep each Fund's books and records required to be maintained by it, pursuant to paragraph II hereof. The Subadviser agrees that all records which it maintains for a Fund are the property of that Fund, and it will surrender promptly to that Fund any of such records upon the Fund's request. The Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 as promulgated by the Securities and Exchange Commission (the "Commission") under the 1940 Act any such records as are required to be maintained by the Subadviser pursuant to paragraph II hereof.

V. Services Not Exclusive. The services furnished by the Subadviser hereunder are not to be deemed exclusive and the Subadviser shall be free to furnish similar or different services to others so long as its services under this Agreement are not impaired thereby.

VI. Documents. The Manager has delivered to the Subadviser copies of each of the following documents and will deliver to it all future amendments and supplements, if any:

                  A. Articles of Incorporation of the Company, filed with the Maryland Department of Assessments and Taxation (such Articles of Incorporation, as in effect on the date hereof and as amended from time to time are herein called the "Articles of Incorporation");

                  B. By-Laws of the Company (such By-Laws, as in effect on the date hereof and as amended from time to time, are herein called the "By-Laws");

                  C. Certified Resolutions of the Board of Directors of the Company authorizing the appointment of the Subadviser and approving the form of this Agreement;

                  D. Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-lA (the "Registration Statement"), as filed with the Commission relating to each Fund and each Fund's Shares and all amendments thereto;

                  E. Notification of Registration of the Company under the 1940 Act on Form N-8A as filed with the Commission and all amendments thereto; and

                  F. Each form of Prospectus and Statement of Additional Information of the Company or Fund (such Prospectuses and Statement of Additional Information, as currently in effect and as amended or supplemented from time to time, being herein called collectively the "Prospectus").

VII. Expenses. During the term of this Agreement, the Subadviser will bear all expenses incurred by it in connection with its services under this Agreement. The Subadviser shall not be responsible for any expenses incurred by the Company, any Fund or the Manager.

VIII. Compensation. For the services provided and the expenses assumed by the Sub-Adviser pursuant to this Agreement, the Manager, not the Company or any Fund, will pay to the Subadviser a fee, computed daily and payable monthly, at an annual rate of the percentage of each Fund's average daily net assets, as set forth in Schedule A of this Agreement.

IX. Standard of Care. Subject to applicable law, the Subadviser shall not be liable for any error of judgment or for any loss suffered by a Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

X. Duration and Termination. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually with respect to each Fund in conformity with the requirements of the 1940 Act and the Rules thereunder. Notwithstanding the foregoing, this Agreement may be terminated: (a) with respect to any Fund at any time without penalty upon the vote of a majority of the Company's Directors or by vote of the majority of the Fund's outstanding voting securities, upon sixty
         (60) days' written notice to the Subadviser, (b) by the Manager at any time without penalty upon sixty (60) days' written notice to the Subadviser or immediately upon material breach by the Subadviser or immediately if, in the reasonable judgment of the Manager, the Subadviser becomes unable to discharge its duties and obligations under this Agreement, or (c) by the Subadviser at any time without penalty, upon sixty (60) days' written notice to each applicable Fund. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act) or the assignment or termination of the Management Agreements.

XI. Other Business. Nothing in this Agreement shall limit or restrict the right of any of the Subadviser's directors, officers, or employees who may also be a Director, officer, or employee of the Company to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature, nor limit or restrict the Subadviser's right to engage in any other business or to render services of any kind to any other corporation, trust, firm, individual or association.

XII. Amendment. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No material amendment of this Agreement shall be effective until approved (i) by a vote of a majority of those Directors of the Company who are not parties to this Agreement or interested persons of any such party, and (ii) by a vote of a majority of the relevant Fund's outstanding voting securities (unless in the case of (ii), the Company receives an SEC order or no-action letter permitting it to modify the Agreement without such vote).

XIII. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

XIV. Notice. Any notice or other communication required to be given pursuant to this

         Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Manager, attn: Secretary at 169 Lackawanna Avenue, Parsippany, New Jersey 07054; or (2) to the Subadviser at 9 West 57th Street, New York, NY 10019.

XV. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to its subject matter and supersedes all prior oral and written agreements in regard thereto.

XVI. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. As used in this Agreement, the terms "majority of the outstanding voting securities," "affiliated person," "interested person," "assignment," "broker," "investment adviser," "net assets," "sale," "sell" and "security" shall have the same meaning as such terms have in the 1940 Act. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation or order of the Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order. This Agreement may be signed in counterpart.


***********************************



MACKAY SHIELDS LLC


         /s/ Lucille Protas
        -------------------------------------
By:      Lucille Protas
Title:   Chief Operating Officer



NEW YORK LIFE INVESTMENT MANAGEMENT LLC


        /s/ Brian A. Murdock
        -------------------------------------
By:     Brian A. Murdock
Title:  President and Chief Executive Officer

                                   SCHEDULE A
                            (AS OF DECEMBER 7, 2007)


         FUND NAME                   FEE
---------------------------         -----
130/30 High Yield Fund*             0.40%
All Cap Growth Fund                 0.25%
Intermediate Term Bond Fund         0.20%
Short Term Bond Fund                0.15%



* NYLIM has agreed to waive a portion of the Fund's management fee or reimburse the expenses of the appropriate class of the Fund so that the class' total ordinary operating expenses do not exceed certain amounts. Additionally, NYLIM has agreed to waive a portion of its management fee. To the extent NYLIM has agreed to waive its management fee or reimburse expenses, MacKay Shields, as Subadviser for the Fund, has voluntarily agreed to waive or reimburse its fee proportionately.